Exhibit 10.41

AGREEMENT

by and between

The Coretec Group Inc.

Suite 1200, 333 Jackson Plaza

Ann Arbor, Michigan 48103

and

Matthew Hoffman

5077 Village Road

Saline, MI 48176

Cell: +1 734.277.0668

matthewhoffman5@gmail.com

The Coretec Group Inc. (“Coretec”) (hereinafter referred to as the “Company”) is pleased to offer Matthew Hoffman a position as Chief Financial Officer (CFO) (hereinafter “Consultant”) this agreement (hereinafter “Agreement”) on the terms and conditions set forth herein effective as of the 18th day of May 2020 (hereinafter the “Effective Date”). Company and Consultant may be referred to herein, whether singular or plural, as “Party” or “Parties” as may be applicable.

1.

This Agreement shall be effective as of the Effective Date (hereinafter “Starting Date”) and shall continue in full force and effect through 18th day of May 2021 (hereinafter “Ending Date”) unless: a) earlier terminated by either Party or mutually terminated by the Parties with or without cause upon thirty (30) days' prior written notice by one Party to the other Party; or b) upon the earlier of the date of any uncured default or breach of this Agreement; or c) extension of the Ending Date or any other additional period that this Agreement shall be in effect that the Parties mutually desire and agree to reduce to writing and sign. Any such termination, which shall be accomplished without penalty unless otherwise specifically stated herein, shall not relieve or release either Company or Consultant from any rights, liabilities or obligations that may have accrued under the law or terms and conditions of this Agreement prior to the date of such termination.

In the event that either Party hereto shall commit any material breach or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within thirty (30) calendar days after receipt of written notice thereof from the other Party hereto, the Party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other Party to such effect, and such termination shall be effective as of the date of the receipt of such notice.

The Coretec Group Inc. Agreement for Matthew Hoffman	The Coretec Group Confidential

2.	Consultant’s position shall be that of an independent contractor and not as an employee or affiliate of the Company.

3.

Consultant shall make up to 20 hours per week available to the Company for each week of each month, for the first three months of this Agreement at which time the time commitment on the part of Consultant may be mutually adjusted by the Parties as needed and as mutually agreed to by the Parties.

4.	Full consideration for consultant’s time/services or other services or activities that are requested by Company per this Agreement, and subsequently provided by Consultant to Company
a.

For each billing or invoice provided by Consultant to Company, Consultant shall also provide a written summary of his/her services and any other activities undertaken by Consultant during the billing or invoice period, delineated to 1-hour period granularity. Company may at its sole discretion request additional information from Consultant concerning any such services and other activities for which Consultant is requesting compensation or reimbursement under this Agreement.

5.

Any travel by Consultant on behalf of Company shall be at the prior request and approval of the Company. Subject to Company’s prior request and approval, the Company agrees to reimburse Consultant for the following expenses (that are allowed by Company) but only upon prompt submission by Consultant to Company of an expense report(s) with written record(s) or other proof of those expense(s) specified in any such expense report as provided for in this Agreement:

a.

reasonable travel expenses such as airfare, train fare, automobile mileage, re-fueling of automobiles, automobile rentals, and taxi fares to and from the place of consultation if it is a location or locations other than the Consultants home address or Company office address; and

b.	reasonable living expenses at such location(s) if it is a location or locations other than in the Consultants hometown or Company office hometown; and

c.	any other out-of-pocket expenses incurred by Consultant in carrying out consulting-related services that Company requests and approves prior to Consultant incurring any such expense(s).

Payment for reimbursement of the aforementioned expenses specified in paragraph 5 that are allowed by Company shall be made within 30 calendar days upon Consultant’s submittal of invoices, expense reports, receipts, and related documentation or other information as specified in paragraph 6 of this Agreement to Company. Consultant shall send invoices, expense reports, and related documentation or other information to*:

The Coretec Group Inc. Agreement for Matthew Hoffman	The Coretec Group Confidential

The Coretec Group Inc.

Attention: Michael Kraft

Suite 1200

333 Jackson Plaza

Ann Arbor, MI 48103

Email: mkraft@thecoretecgroup.com

*It is preferred that Electronic copies are emailed to above address (scans of receipts etc.)

6.

Consultant shall invoice Company once a month for all consulting time/services or other services or activities that are requested by Company and properly performed by Consultant under this Agreement during the preceding month. Consultant’s invoice shall be accompanied by such records or other written proof as Company deems adequate to verify the billings appearing therein and shall be in such form as agreeable to Company. Consultant shall send invoices and related documentation or other information to Company at the address specified in paragraph 5. Payment shall be considered made when payment checks are mailed or payment otherwise transmitted to Consultant.

7.	Consultant shall report to the CEO of The Coretec Group Inc., during the term of this Agreement.

8.

Any and all services or activities performed by Consultant that are requested by Company shall be subject to the terms and conditions of the Confidentiality Agreement by and between Consultant and Company, effective as of Effective Date, which shall control. Specifically, Consultant shall not disclose to any other parties whatsoever any information or data or any unpublished information concerning Company business and research activities and interests with which Consultant becomes familiar in Consultant’s contacts or other interactions with Company without Company’s prior written consent. Similarly, Consultant shall not disclose to other parties without Company’s prior written consent the results of or the specific nature of Consultant’s work performed under this Agreement.

Subject to and in accordance with paragraph 8, Consultant agrees to communicate to Company any and all ideas, creations, concepts, improvements, and other creative works which Consultant conceives or makes or produces, reduces to practice, or otherwise manifests and which arise from Consultant services or other services or activities for Company pursuant to and under this Agreement, and Consultant hereby agrees to assign all rights, copyrights, control, and titles to any and all such ideas, creations, concepts, improvements, and other creative works to Company. If Company considers any and all such ideas, creations, concepts, improvements, and other creative works to be inventions on which Company wishes to apply for United States or foreign patents, copyrights, trademarks, or other protection(s) of intellectual property, Consultant shall, at Company’s request, execute any and all papers, documents, records, or other information deemed necessary or advisable for the filing and prosecution of any such patent applications, copyrights, or trademarks and for providing confirmation of Company legal title to and control of any and all such inventions, applications, and any patents granted. Company shall bear all legal costs involved with Consultant’s execution of any and all papers, documents, records, or other information deemed necessary or advisable for the filing and prosecution of any such patent applications, copyrights, or trademarks and for providing confirmation of Company legal title to and control of any and all such inventions, applications, and any patents granted.

The Coretec Group Inc. Agreement for Matthew Hoffman	The Coretec Group Confidential

9.

Consultant’s obligations under paragraphs 5, 6, and 8 shall survive and continue beyond the termination of this Agreement insofar as such obligations relate to Consultant’s services or other activities under this Agreement prior to termination of this Agreement.

It is understood by the Parties and Consultant agrees that Consultant has no obligations that are inconsistent with accepting the terms and conditions of this Agreement and that Consultant agrees that Consultant shall not undertake any such inconsistent obligations or render any services or activities that are inconsistent with this Agreement while this Agreement is in effect. If this understanding is correct and if Consultant also accepts the terms and conditions set forth herein, please so indicate by signing and dating this Agreement.

OFFERED BY The Coretec Group Inc.:	ACCEPTED BY Matthew Hoffman:

By:	By:
Michael Kraft CEO	Matthew Hoffman Individual

Date of Signature:	Date of Signature: